CONSENT OF EXPERT

The undersigned, on his own behalf and on behalf of CJM Consulting (Pty) Ltd., hereby consents to the references to, the information derived from, and the incorporation by reference of the report titled “Technical Report on the Mineral Resource Update for the Waterberg Project Located in the Bushveld Igneous Complex, South Africa”, dated effective September 27, 2018, and to the references, as applicable, to the undersigned’s name and to CJM Consulting (Pty) Ltd. included in or incorporated by reference in the Registration Statement on Form F-3 filed by Platinum Group Metals Ltd., and any amendments or supplements thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended.

/s/ Charles J. Muller
Charles J. Muller
CJM Consulting (Pty) Ltd.
Date: June 5, 2019